Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPLIED AEROSPACE & DEFENSE, INC.

Applied Aerospace & Defense, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.

The name of this corporation is Applied Aerospace & Defense, Inc. The original Certificate of Incorporation was filed on October 7, 2022 under the name GB Eagle Topco, Inc., a Certificate of Amendment was filed on September 30, 2024 and a Certificate of Amendment was filed on November 14, 2025.

2.

This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE ONE

The name of the corporation is Applied Aerospace & Defense, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have the authority to issue is 200 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 200 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

(a)

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock either issued and outstanding or held by the Corporation immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of the newly designated Class A Common Stock.

(b)

Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or as provided by law, the holders of record of the Class A Common Stock shall possess voting power, and each holder of record of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.

(c)

The Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock, including the right to receive such dividends as may be declared from time to time by the board of directors of the Corporation.

ARTICLE FIVE

The board of directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

* * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by its duly authorized officer this 14th day of November, 2025.

APPLIED AEROSPACE & DEFENSE, INC.

By:	/s/ Noah Blitzer
Noah Blitzer
Vice President